Exhibit 23.1

Consent of Independent Public Accountants

We consent to the incorporation by reference in the registration statements (No. 333-184345, No. 333-119346, 333-119344 and No. 333-119341) on Form S-8 of Team, Inc. of our report dated March 27, 2015, relating to our audit of the consolidated financial statements of QualSpec Group, LLC as of December 31, 2014 and 2013, and for each of the years then ended, and our report dated March 25, 2014, relating to our audit of the consolidated financial statements of QualSpec Group, LLC as of December 31, 2013 and 2012, and for each of the years then ended which report appears in this Current Report on Form 8-K/A of Team, Inc.

San Antonio, Texas

September 21, 2015